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                                                                    EXHIBIT 11.1


     The computation of earnings per share is based on the weighted average number of outstanding common stock and common stock equivalents stock options and warrants of 3,600,000 for all periods. The number of outstanding common shares reflects a 4-for-1 stock split and the dilutive effects of the 1,560,000 common stock equivalents (subsequent to the stock split) related to the Company's stock option plan and stock purchase warrants using the modified treasury stock method. The number of common shares outstanding is applied retroactively to all periods presented for earnings per share purposes to reflect earnings per share as if the common stock equivalent shares were outstanding for all periods presented.


     The computation of weighted average number of shares outstanding as of follows:




                                               Common        Stock        Stock
                                               Stock         Options     Warrants        Total
                                             -------------   ---------   -----------   -------------
Number of shares outstanding as of
 September 27, 1996 (Inception)  .........      500,000          -0-           -0-        500,000
Issuance of stock options  ...............          -0-      200,000           -0-        200,000
Issuance of warrants to officers .........          -0-          -0-       100,000        100,000
Issuance of warrants to a financial
 institution   ...........................          -0-          -0-       200,000        200,000
                                              ---------      --------    ----------     ---------
Number of shares outstanding  ............      500,000      200,000       300,000      1,000,000
Purchase of treasury stock*   ............     (100,000)         -0-           -0-       (100,000)
                                              ---------      --------    ----------     ---------
                                                400,000      200,000       300,000        900,000
Stock split ..............................            4            4             4              4
                                              ---------      --------    ----------     ---------
Common stock and common equivalents
 outstanding after the retroactive effect
 of stock split   ........................    1,600,000      800,000     1,200,000      3,600,000
                                              =========      ========    ==========     =========



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* For purposes of calculation using the Modified Treasury Stock Method.